EXHIBIT 10.06
EXECUTION COPY
December 14, 2007
Mr. Ralph B. Mandell
70 West Madison Street
Suite 200
Chicago, Illinois 60602
Dear Ralph:
     Please find enclosed a term sheet agreement setting forth the terms of your employment and going forward compensation with PrivateBancorp, Inc. (“PrivateBancorp”). This term sheet agreement will replace your existing employment agreement with PrivateBancorp, dated July 1, 2001 upon your acceptance by signature below. As we discussed, your future compensation includes certain significant equity awards.
     This offer has been approved by the Board of PrivateBancorp and will remain open for your acceptance until 5:00 p.m. (C.S.T.) December 28, 2007. Please signify your acceptance of this offer by signing as indicated below. If you do not sign and return your acceptance of the term sheet agreement by such date and time, the special retention performance share unit award that was granted on November 1, 2007 will be forfeited and you will not be entitled to enhanced vesting and exercise protections under the special retention performance stock option and time-vested stock option awards; your 37,500 share succession restricted stock unit award is not subject to that condition. You may return this offer letter to the following confidential fax (ATT: Chris Zinski, General Counsel) at 312.683.1493.
Sincerely,
/s/ James M. Guyette
James M. Guyette
Chairman, Compensation Committee
Accepted:    /s/ Ralph B. Mandell                                                     Date:   December 14, 2007
          Ralph B. Mandell

EXECUTION COPY
RALPH B. MANDELL

Term; Position; Reporting Relationship	For the term ending December 31, 2012, you will be employed as Chairman of PrivateBancorp, Inc. (“PrivateBancorp”), unless sooner terminated as provided below.

During the term, you will be renominated as a member of the Board of Directors of PrivateBancorp (“Board”) and the Board of Directors of The PrivateBank and Trust Company (the “Bank”), at such time and from time to time as your Board term may expire; and

During the term, you will report to the Board.

Base Salary	During your employment, $660,000 per year, effective as of January 1, 2007, increasing to not less than $710,000 per year on January 1, 2008, to not less than $760,000 per year on January 1, 2009, to $2,000,000 on January 1, 2010, and decreasing to $1,000,000 on January 1, 2011, provided you are employed on such dates, subject to increase, but not decrease, from time to time (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Bank, unless such reduction occurs during the two-year period commencing upon the occurrence of a Change in Control), in the sole discretion of the Compensation Committee of the Board, and any such increased (or decreased) amount shall mean “Base Salary” for purposes of this term sheet agreement.

Annual Bonus	During your employment during fiscal years 2007, 2008 and 2009: 185% of Base Salary at target, in accordance with the annual bonus plan applicable to senior executives as in effect from time to time (subject to Section 162(m) of the Internal Revenue Code (“Code”) while applicable to you).

Annual Equity Awards	During your employment, you will receive annual equity awards under the PrivateBancorp 2007 Long-Term Incentive Compensation Plan approved by the Board on October 31, 2007 (“Plan”), at the same time as annual equity awards are granted to senior executives (but not later than December 31 of each such fiscal year), for each of the 2007, 2008 and 2009 fiscal years, having a value of $600,000 per year (based on the FAS 123R value assigned to such award by PrivateBancorp) (“Annual Equity Awards”).

Your Annual Equity Awards will be granted one-half as time-vested stock options and one-half as time-vested restricted stock. It is anticipated that the Plan will be submitted to the shareholders for approval at the 2008 annual meeting. If the Plan is not approved by shareholders, your Annual Equity Awards will be granted in unit form payable in cash (or in shares in the event such approval is thereafter obtained). Your Annual Equity Awards will have the same terms as apply to annual equity awards of such type (restricted stock or options, as the case may be) awarded to other executives;

provided, your Annual Equity Awards will fully vest (and stock options will be exercisable and any restricted stock units will be payable, subject to compliance with Section 409A of the Code) on the first anniversary of the grant date or as further provided below.

The treatment of your Annual Equity Awards upon a termination of your employment is governed by the terms under Attachment A.

You will be eligible for any additional future equity awards from time to time, in accordance with the terms of PrivateBancorp’s incentive plans as then in effect, in such amount, if any, and on such terms as is determined in the sole discretion of the Compensation Committee.

Special Retention Equity Award	On November 1, 2007, you received an award of 112,500 stock options and 45,000 performance share units (each such unit representing one share of PrivateBancorp common stock) under the Plan (“Special Retention Equity Award”). The stock options have an exercise price of $26.10 and a 10-year term. Vested performance share units will be payable in shares of PrivateBancorp common stock within 30 days after the date on which such performance share units vest; provided, the vested units and any exercise of vested stock options will be payable in cash if the Plan is not approved by shareholders. The award of performance share units and one-half of the stock options (“performance stock options”) are subject to performance vesting requirements and continued service during the performance period generally applicable to such awards, and the other one-half of the stock options (“time-vesting stock options”) are subject to time vesting requirements only, all as more particularly described on Attachment B hereto.

The treatment of your Special Retention Equity Award upon a termination of your employment is governed by the terms under Attachment A.

Upon the occurrence of a Change of Control during your employment, you will become fully vested in your Special Retention Equity Award, the vested performance share units thereunder will be immediately payable and the stock options thereunder will be fully exercisable (except, as may apply, such payment or exercise will be postponed until the earliest date permitted under Section 409A of the Code).

To the extent that PrivateBancorp has or hereafter enters into a broker-assisted (FRB Reg. T) cashless exercise program for stock option awards to employees of the Bank, the stock options under the Special Retention Equity Award will be included in such program.

The performance share units and stock options under the Special Retention Equity Award are otherwise subject to the terms and conditions of the Plan.

If you have not entered into this term sheet agreement within 30 days after the date irrevocably offered to you, (i) the performance share units under the Special Retention Equity Award will be immediately forfeited and (ii) you will not be entitled to post-termination vesting and an extended exercise period for your performance-vesting and time-vesting stock options under the Special Retention Equity Award, provided in each case under Attachment A.

“Change of Control” is defined on Attachment C.

Succession Equity Award	On November 1, 2007, you were granted a time-vesting equity award for 37,500 restricted stock units pursuant to the Plan, each such unit representing one share of PrivateBancorp common stock, vesting at the rate of 12,500 restricted stock units on each of December 31, 2007, December 31, 2008 and December 31, 2009, provided you are employed on such date for such units to so vest (“Succession Equity Award”). Vested restricted stock units under your Succession Equity Award will be payable to you in shares of PrivateBancorp common stock (or in cash if the Plan is not approved by shareholders prior to the date on which payment is due to you) on the payroll payment date for the second complete payroll occurring in the fiscal year following the date of vesting, and having such other terms and conditions as are set forth in the restricted stock unit award agreement delivered to you; provided, (x) in the case of any vesting occurring as a result of the termination of your employment, payment will be postponed beyond the above payment date, to the extent necessary to satisfy Section 409A(a)(1)(B)(i) of the Code because you are a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of such termination, until the earlier of (i) the date that is six months following your termination of employment or (ii) the date of your death following such employment termination, or, if applicable, until such later date that is not earlier than six months following a later date constituting a “separation from service” under Treasury Regulation Section 1.409A-1(h), and (y) in the case of any vesting occurring as a result of the occurrence of a Change of Control, payment will be made in such event as provided below.

The treatment of your Succession Equity Award upon a termination of your employment is governed by the terms under Attachment A.

Your Succession Equity Award will become fully vested and payable upon a Change of Control during your employment (except, as may apply, such payment will be postponed until the earliest date permitted under Section 409A of the Code).

Benefits; Perquisites	During your employment, you will continue to be eligible to participate in the Bank’s medical and dental insurance plans, participate in the flexible benefits plan and the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan (KSOP), and be eligible for life insurance, accidental death and dismemberment insurance and long term disability insurance benefits provided to senior executives of PrivateBancorp as in effect from time to time.

During your employment, you will also be furnished with such perquisites which may from time to time be provided by PrivateBancorp and the Bank which are suitable to your position and adequate for the performance of your duties hereunder and reasonable in the circumstances. Such perquisites include, but are not limited to, reimbursement for dues at one approved country club and one approved luncheon club in the Chicago Metropolitan area.

Vacation	During your employment, you will be eligible for vacation consistent with recent past practice.

Severance Benefits	During your employment, upon an involuntary termination of your employment by PrivateBancorp without Cause or a voluntary termination of employment by you for Good Reason prior to December 31, 2012 (except as provided under Change of Control Severance, below), you will receive:

(i) A pro rata bonus based on your prior year’s earned bonus (if any) and the number of days elapsed during the year in which the date of termination occurs (the “Pro Rata Bonus”);

(ii) If such termination occurs prior to January 1, 2010, severance payments equal to 150% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting Good Reason), plus (B) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years immediately preceding the calendar year in which your date of termination occurs, payable in substantially equal monthly installments for a period of 18 months in accordance with regular payroll practices; provided, such amount under this clause (ii) will not be less than $3,000,000. If such termination occurs on or after January 1, 2010 and prior to July 1, 2010, severance payments equal to $3,000,000 payable in substantially equal monthly installments until December 31, 2012 in accordance with regular payroll practices. If such termination occurs on or after July 1, 2010, severance payments equal to the product of (x) $3,000,000 multiplied by (y) the fraction the numerator of which is the number of days from and after the date of termination through December 31, 2012 and the denominator of which is 915, payable in substantially equal monthly installments until December 31, 2012 in accordance with regular payroll practices.

(iii) Continuation for 18 months, but not later than December 31, 2012, of your right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination; and

(iv) Base Salary earned but not paid and vacation accrued and unused through your termination date, any annual bonus that is earned in a fiscal year preceding the fiscal year of your termination but not paid as of the termination date, and such other earned but unpaid amounts under the employee benefit plans in which you participate as of the termination date that are payable to you in accordance with the terms thereof, (collectively “Accrued Obligations”).

Any payments and benefits to you under this Severance Benefits section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

If you are a “specified employee” of PrivateBancorp and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), then you shall receive payments during the 6 month period immediately following your date of termination equal to the lesser of (x) the amount payable under this severance provision or (y) two (2) times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which your date of termination occurs (with any amounts that otherwise would have been payable under this severance provision during such 6 month period being paid on the first regular payroll date following the 6 month anniversary of the date of termination). Additionally, each installment payment under this section is intended to be treated as one of a series of separate payments for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2)(iii).

As a condition to a right to any payment or benefit under this Severance Benefits section, such termination of employment must constitute a “separation from service” under Treasury Regulation Section 1.409A-1(h).

Change of Control Severance	Upon an involuntary termination of your employment by PrivateBancorp without Cause or a voluntary termination of your employment by you for Good Reason occurring within six months prior to, or two years after, a Change of Control, and that also is prior to December 31, 2009, you will receive:

(i) The Pro Rata Bonus;

(ii) Severance equal to 300% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting Good Reason), plus (B) the greater of (x) your prior year’s bonus or (y) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years immediately preceding the calendar year in which your date of termination occurs, payable in a single lump sum payment within 30 days after the date of termination, or if your termination of employment occurs within six months prior to a Change of Control, then within 5 business days after the Change of Control you will receive a single lump sum payment equal to (p) the amounts due you under this clause (ii) reduced by (q) the sum of all amounts paid to you under clause (ii) of the Severance Benefits section of this term sheet agreement, so that no amount of the lump sum payment under this clause (ii) is duplicative; provided, such amount under this clause (ii) (and for a termination within six months prior to a Change of Control, the sum of amounts under this clause (ii) and clause (ii) of the Separation Benefits section of this term sheet agreement will not be less than $3,000,000.

(iii) Continuation for 36 months of your right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination;

(iv) Outplacement for 24 months; and

(v) The Accrued Obligations.

Any payments and benefits to you under this Change of Control Severance section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

As a condition to a right to any payment or benefit under this Change of Control Severance section, such termination of employment must constitute a “separation from service” under Treasury Regulation Section 1.409A-1(h).

Code Section 280G	During your employment and thereafter, if any payments or benefits constitute “excess parachute payments” (as defined in Code Section 280G), you will be fully grossed up.

Full Satisfaction; Release of Claims	Any employment termination payments made and benefits provided to you under this term sheet agreement shall be in lieu of any employment termination or severance payments or benefits for which you may be eligible under any of the employee benefit plans, policies or programs of PrivateBancorp or its affiliates.

As a condition precedent to the payment of all amounts, benefits and vesting of your Annual Equity Awards, Special Retention Equity Award and Succession Equity Award, other than your Accrued Obligations, pursuant to PrivateBancorp’s involuntary termination of your employment without Cause or your voluntary termination of your employment for Good Reason at any time, you shall execute a waiver and general release of claims, substantially in the form customarily obtained by the Bank from its terminating executive employees, which waiver and general release of claims is not revoked during any applicable seven (7) day revocation period. For the avoidance of doubt, such waiver and general release will not adversely affect your ability to enforce the terms of this term sheet agreement, your indemnification rights under PrivateBancorp’s by-laws and this term sheet agreement, your rights to coverage under the PrivateBancorp’s directors and officers liability insurance; your and your covered dependents’ rights to COBRA continuation coverage, your rights to vested employee benefits, and other rights that cannot be waived by operation of law.

Restrictive Covenants (confidentiality, non-competition, non-solicitation)	You will not at any time during or following your employment with PrivateBancorp, directly or indirectly, disclose or use on your behalf or another’s behalf, publish or communicate, except in the course of your employment and in the pursuit of the business of PrivateBancorp and the Bank or any of its subsidiaries or affiliates, any proprietary information or data of PrivateBancorp and the Bank or any of its subsidiaries or affiliates, which is not generally known to the public or which could not be recreated through public means and which PrivateBancorp and the Bank may reasonably regard as confidential and proprietary. You recognize and acknowledge that all knowledge and information which you have or may acquire in the course of your employment, such as, but not limited to, the business, developments, procedures, techniques, activities or services of PrivateBancorp or the Bank or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with PrivateBancorp or the Bank are their sole valuable property, and shall be held by you in confidence and in trust for their sole benefit. All records of every nature and description which come into your possession, whether prepared by you, or otherwise, shall remain the sole property of PrivateBancorp or the Bank and upon termination of your employment, as the case may be, for any reason, said records shall be left with PrivateBancorp or the Bank as part of its property.

During the period of your employment and for a period of 1 year after your termination of employment for any reason, you will not (except in your capacity as an employee) directly or indirectly, for your own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity:

(i) engage, directly or indirectly, in any business which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the area encompassed within a 50 mile radius surrounding your office, as of the date of termination of your employment, that provides banking products, or that provides non-banking products or services of a type that accounted for more than 10% of PrivateBancorp’s gross revenues for the fiscal year immediately preceding such date of termination, that PrivateBancorp or the Bank or any of their subsidiaries or affiliates provide as of such date of termination;

(ii) solicit or induce, or attempt to solicit or induce any client or customer of

PrivateBancorp or the Bank or any of their subsidiaries or affiliates not to do business with PrivateBancorp or the Bank or any of its subsidiaries or affiliates; or

(iii) solicit or induce, or attempt to solicit or induce, any employee or agent of PrivateBancorp or the Bank or any of their subsidiaries or affiliates to terminate his or her relationship with PrivateBancorp or the Bank or any of their subsidiaries or affiliates.

The foregoing provisions shall not be deemed to prohibit your ownership, not to exceed 5% of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market.

You agree that, as PrivateBancorp’s and the Bank’s sole remedy for any breach (or threatened breach) of the non-competition covenant at subparagraph (i) above, respecting your performance share units and stock options under your Special Retention Equity Award above:

(x) you will immediately forfeit all unexercised stock options and unpaid performance share units (whether then vested or unvested) then held by you and all shares of stock of PrivateBancorp (or any successor) acquired upon the exercise of vested stock options and payment of performance share units and then held by you;

(y) you will immediately repay to PrivateBancorp a cash sum in the principal amount equal to all gross proceeds (before-tax) realized by you upon the sale or other disposition of shares of stock of PrivateBancorp (other than shares relating to open market purchases by you) occurring at any time during the period commencing on the date that is three years before the date of termination of your employment and ending on the date that the noncompetition covenant lapses (“Refund Period”) , together with interest accrued thereon, from the date of such breach or threatened breach, at the prime rate (compounded calendar monthly) as published from time to time in The Wall Street Journal, electronic edition (“Interest”); and

(z) you will repay to PrivateBancorp a cash sum equal to fair market value of all shares of stock of PrivateBancorp (other than shares relating to open market purchases by you) and all stock options transferred by you as gifts at any time during the Refund Period, together with Interest, and for which purpose, “fair market value” per share of stock shall be the closing price of one share of PrivateBancorp common stock on the date such gift occurs and per stock option shall be the positive difference, if any, between the fair market value of a share of stock, above, and the stock option exercise price.

You further agree that a breach (or threatened breach) of the confidentiality and/or non-solicitation covenants in subparagraphs (ii) and (iii) above will result in irreparable harm to the business of PrivateBancorp and the Bank, a remedy at law in the form of monetary damages for any breach (or threatened breach) by you of these covenants is inadequate, in addition to any remedy at law or equity for such breach, PrivateBancorp and the Bank shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by you of such obligations and to enjoin you from engaging in any activity in violation thereof, and the covenants on your part contained above shall be construed as agreements independent of any other provisions in this term sheet agreement, and the existence of any claim, setoff or cause of action by you against PrivateBancorp or the Bank, whether predicated on this term sheet or otherwise, shall not constitute a defense or bar to the specific enforcement by PrivateBancorp or the Bank of said covenants.

In the event of a breach or a violation by you of any of the covenants and provisions above, the running of the non-compete period (but not your obligations thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

You agree that the covenants above are reasonable with respect to their duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision above is invalid or unenforceable, you agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace an invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this term sheet agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Indemnification	You will continue to be indemnified in accordance with PrivateBancorp’s and the Bank’s bylaws during your employment and thereafter respecting your acts or omissions occurring during your employment. You will also continue to be covered by PrivateBancorp’s and the Bank’s directors and officers liability insurance coverage as in effect from time to time.

Fee Reimbursement	You will be reimbursed for reasonable additional professional fees incurred by you to review this term sheet agreement.

Code Section 409A	It is intended that any amounts payable under this term sheet agreement and PrivateBancorp’s, the Bank’s and your exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject you to the payment of any interest or additional tax imposed under Section 409A of the Code. To the extent any amount payable under this term sheet agreement would trigger the additional tax imposed by Code

Section 409A, this term sheet agreement shall be modified to avoid such additional tax.

Board Approval	PrivateBancorp represents and warrants to you that it has taken all corporate action necessary to authorize and to enter into this term sheet agreement.

Amendment	This term sheet agreement shall not be amended or modified except by written instrument executed by PrivateBancorp and you.

Entire Understanding; Amendment	This term sheet agreement constitutes the entire understanding between PrivateBancorp, the Bank, and you relating to your employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters entered into prior to the date of your acceptance of this term sheet agreement, including, for the avoidance of doubt, your current employment agreement with Private Bancorp dated as of July 1, 2001, and except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this term sheet agreement or as otherwise expressly contemplated by this term sheet agreement.

Binding Agreement	This term sheet agreement shall be binding upon and inure to the benefit of the heirs and representatives of you and the successors and assigns of PrivateBancorp and the Bank.

Governing Law	Illinois.

Recapture of Certain Incentive Compensation	If PrivateBancorp is required to prepare an accounting restatement due to the material noncompliance of PrivateBancorp, during your employment, as a result of misconduct, with any financial reporting requirement under the securities laws, you shall reimburse PrivateBancorp, promptly upon notice and demand, for (i) any bonus or other incentive-based or equity-based compensation received from PrivateBancorp during the twelve month period following the first public issuance or filing with the Securities and Exchange Commission, whichever occurs first, of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities of PrivateBancorp during that twelve month period.

ATTACHMENT A
EQUITY TREATMENT UPON TERMINATION
     Anything in this term sheet agreement to the contrary notwithstanding, the following terms govern the treatment of your Annual Equity Awards, Special Retention Equity Award and Succession Equity Award (collectively, “Equity Awards”):
     1. “Good Leaver” Termination.
          (a) If, prior to the date on which all of the Equity Awards are fully vested, your employment terminates due to your death or Disability (as defined in the applicable Equity Award agreement), involuntary termination by PrivateBancorp without Cause, or voluntary termination by you for Good Reason or due to your Retirement, the unvested Equity Awards, other than the time-vesting portion of the stock option under your Special Retention Equity Award, will continue to vest through the first vesting date occurring on or following the date of such termination, subject to the applicable terms of each such Equity Award, as if your employment had continued until such vesting date. The foregoing to the contrary notwithstanding, respecting your Succession Equity Award, if you cease to be Retired, the continued vesting of that Award will cease and you will forfeit any then-unvested restricted stock units under that Award.
          (b) In the event of such termination of employment, other than due to Retirement, the time-vesting portion of the stock option under your Special Retention Equity Award will immediately fully vest.
          (c) In the event of a termination of employment due to Retirement, you will become vested in a pro rata portion of the time-vesting portion of the stock option under your Special Retention Equity Award then outstanding equal to the number of completed months during the vesting period divided by the number of full months necessary to achieve full vesting of such stock option.
          (d) Upon such termination of employment, your vested Equity Awards granted as stock options will be exercisable for one year after your date of termination or, if later, one year after the date on which such stock options become vested after your date of termination (but not beyond the last day of the stock option term).
     2. For Cause Termination. If, prior to the date on which all of the Equity Awards are fully vested, your employment is involuntarily terminated by PrivateBancorp due to Cause, you will immediately forfeit upon such termination (i) all unexercised vested and unvested Equity Awards granted as stock options, (ii) all unpaid vested and unvested Equity Awards granted as restricted stock units or performance share units, and (iii) all unvested other Equity Awards.
     3. Resignation Without Good Reason or Retirement. If, prior to the date on which all of the Equity Awards are fully vested, your employment is voluntarily terminated by you other than for Good Reason and other than due to your Retirement, (i) you will immediately forfeit upon such termination all unvested Equity Awards and (ii) all vested Equity Awards granted as stock options will be exercisable for 90 days following such termination.

     4. Other Awards. Any equity or other long-term incentive award, granted to you before or after the date of this term sheet agreement, not constituting an Equity Award will be governed by the terms of such award.
     5. Definitions. “Cause,” “Good Reason,” “Retirement” and “Retired” are defined on Attachment C.

ATTACHMENT B
PRIVATEBANCORP, INC. RETENTION EQUITY DESIGN PROPOSAL

EQUITY GRANT FEATURE

PERFORMANCE SHARES

PERFORMANCE STOCK OPTIONS
TIME-VESTING
STOCK OPTIONS

1.	Allocation of Total Award
•	50% of value of the Awards.
•	25% of value of the Awards.
•	25% of value of the Awards.

2.	Time Vesting
•	N/A
•	N/A
•	20% per fiscal year of service, 1/1/2008-12/31/2012.

3.	Performance Vesting
•	Based on stock price performance objectives: 20% compound annual stock price growth 2008-2012.

•	Stock price base is $27.91.

•	20% of the Award vests per year, based on attainment of stock price objective for that year. Objective must be met for 20 consecutive trading days during that fiscal year to vest.

•	Employed on 12/31 of performance year.

•	If the PIPE (or other investment) does not close by 3/31/08 for at least $150 million capital gross proceeds, the performance restrictions will lapse as to 25% of the Performance Shares and such shares shall be time-vested restricted stock vesting at the rate of 20% per fiscal year of service.
•	Based on EPS performance objectives: 20% compound annual EPS growth 2008 — 2012.

•	Earnings base is $1.65.

•	20% of the Award vests per year, based on attainment of EPS objective for that year.

•	Employed on 12/31 of performance year.
•	None

4.	“Catch-Up” Performance Vesting
•	As of 12/31 each year: To extent not vested, Award will vest for prior years if later year stock price objective is attained. · Must be employed on 12/31 of year objective is attained.
•	As of 12/31/2012: To extent not vested, Award will vest:

Cum. Cmpd.	Vested % of
Growth	Award
15.0% ($12.80)	50%
17.5% ($13.75)	75%
20.0% ($14.74)	100%
•	Must be employed on 12/31/2012.
•	N/A

EQUITY GRANT FEATURE

PERFORMANCE SHARES

PERFORMANCE STOCK OPTIONS

TIME-VESTING STOCK OPTIONS

5.	Minimum 25% Vesting
•	As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested shares).

•	Must be employed on 12/31/2012.
•	As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested options).

•	Must be employed on 12/31/2012.
•	N/A

6.	“Good Leaver” Treatment
•	See Attachment A.
•	See Attachment A.
•	See Attachment A.

ATTACHMENT C
DEFINITIONS
     “Cause” shall mean (A) your willful and continued (for a period of not less than ten (10) business days after written notice thereof during which you may remedy such failure if capable of remedy) failure to perform substantially the duties of your employment (other than as a result of physical or mental incapacity, or while on vacation or other approved absence) which are within your control (mere in ability to achieve financial or other performance targets or objectives, alone, shall not constitute such a willful and continued failure); or (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to PrivateBancorp or the Bank; or (C) your conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability (with “vicarious liability” meaning liability based on acts of P rivateBancorp or the Bank for which you are charged solely as a result of your offices with PrivateBancorp or the Bank and in which you were not directly involved and did not have prior knowledge of such actions or intended actions); provided, however, that no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of PrivateBancorp or the Ban k; and provided further that no act or omission by you shall constitute Cause hereunder unless PrivateBancorp or the Bank has given detailed written notice thereof to you, and you have failed to remedy such act or omission.
     “Good Reason” shall mean the occurrence, other than in connection with a discharge, of any of the following without your consent: (A) you are not re-elected or are removed from the positions with PrivateBancorp set forth in the subsection relating to Position, other than as a result of your election or appointment to positions of equal or superior scope and responsibility; or (B) you shall fail to be vested by PrivateBancorp with the power and authority of any of said positions, excluding for this purpose any isolated action not taken in bad faith and which is remedied by PrivateBancorp promptly after receipt of written notice thereof given by you; or (C) any failure by PrivateBancorp to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by PrivateBancorp promptly after receipt of writ ten notice thereof given by you; or (D) PrivateBancorp requiring you to be based at an office or location which is more than 50 miles from your offices as of November 1, 2007.
     “Retirement” and “Retired” means your voluntary termination of employment prior to December 31, 2012 other than for Good Reason and in which you fully retire from the banking industry and all other businesses the performance of services for which would violate your noncompetition covenant (determined without regard for the one-year restriction period under such noncompetition covenant).
     “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:
     (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of PrivateBancorp or any of its subsidiaries, or (B) a corporation owned directly or indirectly by the stockholders of

PrivateBancorp in substantially the same proportions as their ownership of stock of PrivateBancorp, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of PrivateBancorp representing 30% or more of the total voting power of the then outstanding shares of capital stock of PrivateBancorp entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a change in control: (1) such person becomes a beneficial owner of 30% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from PrivateBancorp, or (2) such person becomes a beneficial owner of 30% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by PrivateBancorp; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 30% or more of the Voting Stock for purposes of this paragraph (i), provided such person continues to beneficially own 30% or more of the Voting Stock after such subsequent increase in beneficial ownership, or
     (ii) Individuals who, as of October 31, 2007, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director, whose election or nomination for election by PrivateBancorp’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board, but excluding for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of PrivateBancorp (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or
     (iii) Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of PrivateBancorp (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns PrivateBancorp or all or substantially all of PrivateBancorp’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of PrivateBancorp, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or
     (iv) Approval by the stockholders of PrivateBancorp of a plan of complete liquidation or dissolution of PrivateBancorp; or
     (v) (I) a sale or other transfer of the voting securities of the Bank, whether by stock, merger, joint venture, consolidation or otherwise, such that following said transaction

PrivateBancorp does not directly, or indirectly through majority owned subsidiaries, retain more than 50% of the total voting power of the Bank represented by the voting securities of the Bank entitled to vote generally in the election of the Bank’s directors; or (II) a sale of all or substantially all of the assets of the Bank other than to PrivateBancorp or any subsidiary of PrivateBancorp.